Exhibit 10.4

Notice of Terms of
Supplemental Restricted Stock Units

«Grant Date»

To:	«Name»
BEMSID:    «BEMSid»

As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you a Restricted Stock Unit award. The terms and conditions of the award are as follows:

1.
RSU Award. You have been awarded «Number of Units» Restricted Stock Units. Each Restricted Stock Unit (RSU) corresponds to one share of Boeing stock. Your RSUs are awarded pursuant to “The Boeing Company 2003 Incentive Stock Plan” as amended and restated from time to time (the “Plan”) and the award is subject to the terms of the Plan. If there is any inconsistency between the terms of this notice and the terms of the Plan, the Plan’s terms will control. A summary of the Plan accompanies this notice.

2.	RSU Account. The Company will maintain a record of the number of awarded RSUs in an account established in your name.

3.
Vesting of RSUs. Fifty percent (50%) of the RSUs along with the related dividend equivalents (as defined in paragraph 5.1) will vest on «Three Years from Grant Date». The remainder of the RSUs along with the related dividend equivalents will vest on «Four Years From Grant Date». You must be employed by the Company or one of its subsidiaries on the vesting date, in order for the RSUs to vest. Notwithstanding the foregoing, if your employment with the Company terminates before a vesting date because of layoff, disability, or death, all of the RSUs will vest.

For purposes of this award, "disability" means a disability entitling a participant to benefits under a long-term disability policy sponsored by the Company or one of its subsidiaries.

4.
Stock Issuance at Vesting. At the time your RSUs vest, the Company will issue to you shares of Boeing stock equal in number to the vested number of whole RSUs in your account, after deduction of shares to cover appropriate taxes and other charges as described in paragraph 9.2.

5.	Dividends Credited on Your RSUs.

5.1 While RSUs are in your account, they will earn dividend equivalents in the form of additional RSUs. Specifically, as of each dividend payment date for Boeing stock, your RSU account will be credited with additional RSUs (“dividend equivalent RSUs”) equal in number to the number of shares of Boeing stock that could be bought with the cash dividends that would be paid on the RSUs in your account if each RSU were a share of Boeing stock. The number of RSUs that results from the calculation will be to two decimal places.

5.2 The number of shares of Boeing stock that could be bought with such cash dividends will be calculated based on the “Fair Market Value” of Boeing stock on the applicable dividend payment date. For purposes of this award, “Fair Market Value” means the average of the high and the low per share trading prices for Boeing stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.

5.3 Dividend equivalent RSUs will vest at the same time and in the same manner as the RSUs with which they are associated.

6.
Adjustment in Number of RSUs. The number of RSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Boeing stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

7.
Termination Due to Layoff, Disability, or Death. In the event your employment is terminated by reason of layoff, disability, or death, your RSU payout, including any dividend equivalent RSUs, will vest. Payment for such awards will be made as soon as administratively possible, but not later than 60 days after your termination of employment.

8.
Forfeiture of Non-Vested RSUs. If your employment with the Company or a subsidiary of the Company terminates before a vesting date for the award for any reason (including for cause and resignation) other than layoff, disability (as defined in paragraph 3), or death, your nonvested RSUs granted hereunder will be immediately forfeited and canceled. Dividend equivalent RSUs will be forfeited and canceled along with the RSUs with which they are associated.

9.	RSU Award Payable in Stock.

9.1 Distribution from your RSU account will be made as soon as reasonably possible after the vesting of your RSUs, but not later than 60 days after the applicable vesting date. Distribution will be in whole shares of Boeing stock. The number of shares distributed will be equal to the number of whole vested RSUs in your account, subject to deductions described in paragraph 9.2. Fractional share values will be applied to income tax withholding.

9.2 The Company will deduct from the distribution of your vested RSUs any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to a subsidiary of the Company.

10.	Transfer. RSUs are not transferable except by will or applicable laws of descent and distribution.

11.	Clawback and Forfeiture Policy.

11.1 This award is subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time.
11.2 In addition, RSUs issued pursuant to this award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the vesting or receipt of payment of the RSUs: you (i) are convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any significant aspect of Company business; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage the Company or its products or employees; or (v) use or disclose Company proprietary or confidential information. For purposes of this paragraph 11.2, the Company shall include the Company and its subsidiaries.
11.3 Nothing in this paragraph 11 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.